Exhibit 99.1

Important Notice Concerning Delay of

Special Blackout Period

March 17, 2020

To:        Directors and Section 16 Officers of SkyWest, Inc. (“SkyWest”)

From:    Bryce Higgins

Subject: Temporary Delay of Blackout Trading Restriction Period

You received a notice on or about February 17, 2020 regarding significant restrictions that were will be imposed on your ability to deal in SkyWest common stock and derivative securities (the “BTR Blackout Period”). This notice is to inform you that the BTR Blackout Period is temporarily being delayed.

Delay of BTR Blackout Period

The BTR Blackout Period was originally scheduled to commence at 4:00 p.m. Eastern time on March 17, 2020 and to end during the week of April 19, 2020. These dates coincided with a blackout period that was to be imposed under the SkyWest, Inc. Employees’ Retirement Plan (the “401(k) Plan”) as the 401(k) Plan transitioned to a new recordkeeper and trustee.

Due to ongoing market volatility as a result of coronavirus (COVID-19), the transition to the new 401(k) Plan recordkeeper and trustee is being delayed for a minimum of 30 days. As a result, the BTR Blackout Period will also be delayed for at least 30 days.

At this time, we do not know precisely when the BTR Blackout Period will begin. We will notify you of the timing of the BTR Blackout Period as soon as practicable after those decisions have been made.

We are obligated under the Sarbanes-Oxley Act to provide you with this notice. In addition, we are required to file this notice with the SEC as part of a Form 8-K.

Where to Obtain More Information

If you have any questions about the delay in the BTR Blackout Period, you may contact Bryce Higgins at SkyWest, Inc., 444 South River Road, St. George, Utah 84790-2086. His telephone number is (435) 634-3222, and his email address is bhiggins@skywest.com.